Exhibit 99.1

NEWS RELEASE

Investor and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. RECEIVES CONTINUED LISTING STANDARDS NOTICE

FROM THE NEW YORK STOCK EXCHANGE

Walnut Creek, CA, August 19, 2011 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that the New York Stock Exchange (the “NYSE”) has notified the Company that the Company has fallen below the NYSE’s continued listing standard that requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

Under NYSE rules, the Company has six months from receipt of the notice to regain compliance with the minimum share price requirement or until the Company’s next annual meeting of stockholders, if stockholder approval is required, to cure the deficiency. Subject to compliance with the NYSE’s other listing requirements during the cure period, the Company’s common stock will continue to be listed and trade on the NYSE.

The Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period. If the Company takes an action that will require approval of its stockholders by its next annual meeting of stockholders, the condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. If the Company fails to regain compliance within the required time period, the NYSE will commence suspension and delisting procedures.

Under NYSE rules, the Company has ten business days following receipt of the notice to respond to the NYSE and indicate its intention to cure this deficiency or be subject to suspension and delisting procedures. The Company has notified the NYSE, within the required ten business-day period, that it will seek to cure the deficiency.

The Company’s business operations, Securities and Exchange Commission reporting requirements and debt obligations are not affected by the receipt of the NYSE notification.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. We undertake no obligation to update forward-looking statements.